CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DT MIDSTREAM, INC.,

a Delaware corporation

DT Midstream, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

First:                      The name of the Corporation is DT Midstream, Inc. The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on January 13, 2021, was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 4, 2021, and was amended and restated effective July 1, 2021 (as amended and restated, the “Certificate of Incorporation”).

Second:            This first amendment (the “First Amendment”) to the Certificate of Incorporation amends the Certificate of Incorporation.

Third:                   This First Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

Fourth:           The text of Section 7.02 of Article Seven of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“Section 7.02. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called by or at the request of the chairperson of the Board, the chief executive officer of the Corporation or the Board in the manner provided in the Bylaws.”

Fifth:                     This Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 9th day of May, 2025.

DT MIDSTREAM, INC.

By:	/s/ Wendy Ellis
Name:	Wendy Ellis
Title:	General Counsel & Corporate Secretary